EXHIBIT 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-117930) of PG&E Corporation filed with the Securities and Exchange Commission, pertaining to the PG&E Corporation Retirement Savings Plan and PG&E Corporation Retirement Savings Plan for Union-Represented Employees of our reports dated June 21, 2010, with respect to the financial statements and supplemental schedules of PG&E Corporation Retirement Savings Plan and PG&E Corporation Retirement Savings Plan for Union-Represented Employees included in the Annual Reports (Form 11-K) as of December 31, 2009 and for the year then ended.

/s/ Morris, Davis and Chan LLP

Oakland, California
June 21, 2010